Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between AMERICA’S CAR MART, INC., an Arkansas corporation (the “Company”) and DOUGLAS CAMPBELL (the “Executive”) (together, the “Parties”), on December 19, 2023 (the “Signing Date”) to be effective as of October 1, 2023 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company is engaged primarily in the business of the retail sale and financing of used vehicles to consumers in the subprime market (the “Company Business”); and

WHEREAS, the Executive entered into an Employment Agreement with the Company on September 6, 2022 with an effective date of October 3, 2022 (the “Original Agreement”); and

WHEREAS, Executive was granted 20,000 restricted shares of the stock of America’s Car-Mart, Inc., a Texas corporation (the “Parent Company”), the Company’s parent company, pursuant to that certain Option Agreement, dated as of October 3, 2022, by and between Executive and the Parent Company (the “Original Restricted Stock Award”); and

WHEREAS, the Executive was granted a non-qualified stock option for Executive to purchase 75,000 shares of Parent Company stock pursuant to that certain Restricted Stock Agreement, dated of October 3, 2022, by and between Executive and the Parent Company (the “Original Stock Option Award”); and

WHEREAS, the Company desires to continue the employment of the Executive as a Senior Executive Officer, and the Executive desires to provide his services to the Company, upon the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby agreed acknowledged, the Parties hereto, each intending to be legally bound hereby, agree as follows:

1.                   Employment. The Company shall employ the Executive as its President and Chief Executive Officer (“CEO”), effective as of the Effective Date, and the Executive accepts such employment, effective as of the Effective Date, subject to the terms and conditions set forth in this Agreement. As soon as may be practicable, the Executive shall be appointed as a member of the Board of Directors of the Parent Company (the “Board”).

2.                   Performance.

(a)                Duties. During the term of employment under this Agreement (the “Employment Term”), the Executive, in his role as President and CEO, shall have such duties, obligations, authorities and responsibilities as are (i) commensurate with such title, and (ii) as assigned to Executive by the Board from time to time that are reasonably consistent with the Executive’s position as CEO, including but not limited to the duties, obligations, authorities and responsibilities set forth in Appendix A, which is attached to and is a part of this Agreement.

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The Executive further agrees to perform, for the consideration set forth herein, and without additional compensation, such other services, duties, obligations, authorities and responsibilities not inconsistent with his position as President and CEO of the Company in connection with any subsidiary or affiliate of the Company in which the Company has an interest, including, without limitation, Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”) and Parent Company, as the Board may from time to time reasonably specify. The Executive may be deemed an employee of, and may be paid by the Company, Colonial, or the Parent Company, as reasonably determined by the Board or the Parent Board in connection with his services set forth herein.

(b)                Duty of Care. The Executive covenants, warrants, and represents that he shall: (i) devote his best efforts and talents to the performance of his employment obligations and duties for the Company; (ii) devote his full business time, attention, knowledge and skills to the Company’s business (iii) exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (iv) observe and conform to the Company’s bylaws and other rules, regulations, and written policies established or issued by the Company; and (v) refrain from taking advantage, for himself or others, of any corporate opportunities of the Company, and refrain from taking any actions or positions adverse to the business and interests of the Company.

Notwithstanding the foregoing, the Executive may engage in the following activities, so long as they do not materially interfere with the performance of his duties hereunder, and do not constitute a conflict of interest with, or conflict with the public positions taken by, the Company, Colonial, the Parent Company: (i) personal investment activities not involving the Company, Colonial, the Parent Company, or any of its or their affiliates or related companies; (ii) serve as an unpaid member of, or unpaid consultant to, the board of directors of non-profit entities; provided, that the Executive obtains approval from the Board, which approval shall not be unreasonably withheld, conditioned or delayed; and (iii) engage in unpaid charitable, civic or other volunteer activities, without compensation.

(c)                Place of Performance. The principal place of the Executive’s employment shall be at the Company’s corporate office, currently located at 1805 N 2nd St, Rogers, AR 72756; provided that, the Executive may be required within reason to travel on Company business during the Employment Term.

3.                   Term.

(a)                Unless otherwise terminated in accordance with Sections 9, 10, 11, 12 or 13, the term of employment of the Executive under this Agreement shall be two (2) years from the Effective Date (the “Initial Term”). The Initial Term shall be extended automatically for additional one-year periods (each, a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as may be modified by written agreement from time to time by the Parties), beginning on the second anniversary of the date hereof, unless either party gives the other party written notice of such party’s decision not to renew the terms of this Agreement at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, are collectively referred to as the “Employment Term”. Notwithstanding the foregoing, either party may terminate this Agreement at any time prior to the expiration of the Employment Term under the terms and conditions set forth herein.

(b)                For clarity and the avoidance of doubt, and notwithstanding anything in Section 3(a) above that may be construed to the contrary, the long-term incentive awards set forth in Section 4(c) below are not intended by the Parties to recur in each Renewal Term, if any; rather, the long-term incentive awards, if any, awarded to the Executive in connection with a Renewal Term (on or after the third anniversary of the Effective Date) will be awarded subject to the negotiation of the Parties and the discretion of the Compensation Committee and will be informed by factors including but not limited to (i) the Executive’s and the Company’s respective performance during the Initial Term or the immediately prior Renewal Term, as applicable, (ii) current market conditions at the time of such renewal and (iii) incentive awards of other chief executive officers of public companies in similar industries at the time of such renewal.

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4.                   Compensation.

(a)       Base Salary and Benefits. The basic annual salary of the Executive for his employment services hereunder shall be $800,000 or such higher annual salary, if any, as shall be approved in writing by the Board of Directors of the Parent Company from time to time, in its sole discretion (the “Base Salary”), which shall be payable in accordance with the Company’s regular payroll policies. Nothing contained herein shall affect or in any way limit the Executive’s rights as an Executive of the Company to participate in any Employee Benefit Plans (as defined in Section 6(a) below) maintained by the Company from time to time, all of which shall be made available to the Executive on the same bases as other Company employees, and compensation received by the Executive hereunder shall be in addition to the foregoing benefits. In addition, nothing contained herein shall affect or in any way limit the Executive’s eligibility to participate in any nonqualified deferred compensation plan of the Company or the Parent, if any.

(b)       Annual Bonus. In addition to the Base Salary and benefits described above, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), pursuant to any incentive bonus plan of the Company or the Parent Company which may be in effect from time to time during the Employment Term, which will be determined by the Compensation and Human Capital Committee of the Parent Company’s Board of Directors (the “Compensation Committee”) at its sole discretion. For the Company’s fiscal year ending April 30, 2024, the Executive’s target Annual Bonus shall be 125% of his Base Salary. The Compensation Committee shall set the criteria for such target Annual Bonus and shall review such criteria with Executive. For purposes of clarity and the avoidance of doubt, the specified target Annual Bonus will be determined and approved each fiscal year by the Compensation Committee, and may be increased, decreased or remain unchanged from year to year.

(c)       Long-Term Incentives. During the Employment Term, the Executive shall be eligible to participate in the Parent Company’s Amended and Restated Stock Option Plan (the “Option Plan”) and the Parent Company’s Amended and Restated Stock Incentive Plan (the “Incentive Plan”) (and any successor incentive plans thereto) to the extent that the Compensation Committee, in its sole discretion, determines is appropriate. Notwithstanding the foregoing, prior to the third anniversary of the Effective Date, the Executive shall not be eligible to receive any additional long-term incentive awards under the Option Plan or the Incentive Plan (or any successor incentive plans thereto) other than awards already made to the Executive and the awards set forth in this Section 4(c). As soon as reasonably practicable after the Signing Date and no later than December 31, 2023, the Parent Company will grant to the Executive long-term incentive awards with a total target fair market value as of $8,400,000, consisting of the following:

(i)       Restricted shares of Parent Company Stock, pursuant to the Incentive Plan, having a fair market value of $3,360,000, which shares will vest in three equal annual installments, with the first installment vesting on the day immediately prior to the first anniversary of the Effective Date, the second installment vesting on the day immediately prior to the second anniversary of the Effective Date, and the third installment vesting on the day immediately prior to the third anniversary of the Effective Date, in each case subject to the Executive’s continued employment under this Agreement and subject to the conditions set forth in an applicable award agreement pursuant to Article VI of the Incentive Plan. The number of restricted shares shall be determined based on the per share closing price of the Parent Company Stock as reported on the trading day immediately preceding the Effective Date; and

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(ii)       A non-qualified stock option to purchase shares of Parent Company Stock, pursuant to the Option Plan, having a target fair market value of $5,040,000, which option will vest on the day immediately prior to the third anniversary of the Effective Date, subject to the Executive’s continued employment under this Agreement and subject to the conditions set forth in an applicable award agreement pursuant to the Option Plan, including without limitation the Company’s achievement of certain performance conditions to be determined by the Compensation Committee.

5.                   Expense Account and Vacations.

(a)                The Company agrees to reimburse the Executive for all expenses reasonably incurred by him on behalf of the Company during the Employment Term, subject to, and in accordance with, the prevailing practices and written policies of the Company that the Compensation Committee or the Company, as applicable, may establish from time to time.

(b)                During the Employment Term, the Executive will be entitled to that amount of paid vacation and paid sick leave on a basis that is required by law and at least as favorable as that provided to other executive officers of the Company under the written policies of the Company, as may be amended or modified from time to time. The Executive shall receive other paid time off in accordance with the Company's written policies applicable to executive officers as such policies may exist from time to time.

6.                   Employee Benefits.

a)                   During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other executive officers of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plans and applicable law.

b)                  The Executive will be entitled to the indemnification provided to other executive officers and directors of the Company and the Parent Company. In addition, the Company agrees to include Executive as a covered person on the Company’s directors’ and officers’ liability insurance policy and written policies covering any other executive officers and directors of the Company and/or the Parent Board.

7.                   Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Provisions. As used in Section 7 and Section 8 of this Agreement, the term “Company” shall mean the Company and its subsidiaries and affiliates, including, without limitation, Colonial and the Parent Company.

(a)       Non-Solicitation: Customers. During Executive’s employment and for one (1) year immediately following the cessation of Executive’s employment with the Company for any reason, Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except the Company), directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with, any customer of the Company for the purpose of offering, selling or providing any product or service competitive with the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of Executive’s employment with the Company for any reason.

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(b)       Non-Solicitation: Employees and other Service Providers. During Executive’s employment and for one (1) year immediately following the cessation of Executive’s employment with the Company for any reason, Executive will not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, solicit or in any manner encourage employees, independent contractors, service providers, consultants, vendors and suppliers of the Company, to leave the employ or service of or to the Company. With respect to the aforementioned independent contractors, service providers, vendors and suppliers of the Company, after termination of the Executive’s employment for any reason, the provisions of this Section 7(b) shall only apply to such current or former independent contractors, service providers, vendors and suppliers the Company who or which were doing business with the Company at any time within twelve (12) months prior to the date of the Executive’s termination.

(c)       Non-Disclosure.

(i)                 TRADE SECRETS. Executive acknowledges that the Company owns and uses trade secrets as defined under applicable law or otherwise as considered to be such by the Company. “Trade secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers, clients, service providers, vendors, suppliers, business providers and/or business relationships, which is or are not commonly known by or available to the public or any third party enterprise and which information or material: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Executive further acknowledges that in the course of Executive’s employment with the Company and in order to carry out Executive’s duties thereunder, Executive has or will become privy to the Trade Secrets of the Company. Accordingly, Executive shall not, without the prior written consent of the Company, disclose, divulge, publish to others, or use for any purpose, except as necessary to perform Executive’s duties while employed by the Company, any Trade Secret of the Company for so long as such information shall remain a Trade Secret under this Agreement or by applicable law. Executive further agrees to use his best efforts and utmost diligence to guard and protect the Company’s Trade Secrets from disclosure to any competitor, customer, vendor or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing and except as otherwise required in the performance of Executive’s duties.

(ii)       CONFIDENTIAL INFORMATION. Executive acknowledges that in order to conduct its business, the Company owns and uses written and unwritten confidential information. “Confidential Information” means data, information and/or material relating to the business of the Company (which may or may not rise to the level of a Trade Secret under applicable law, and regardless of whether marked, designated or identified as “Confidential”) which has been or may be disclosed to Executive by any of the aforementioned companies during the course of Executive’s employment with the Company or of which Executive became or may become aware as a consequence of or through Executive’s relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data, information or material that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Executive without authorization) or that otherwise is in or enters the public domain through no act or omission of the Executive or person(s) acting on the Executive’s behalf. Executive further acknowledges that in the course of his employment with the Company and in order to carry out his duties thereunder, Executive has or will become privy to Confidential Information of the Company. Accordingly, Executive agrees that while employed by the Company, and following the cessation of Executive’s employment with the Company for any reason, Executive will not, without the prior written consent of the Company, disclose, divulge, publish to others or use for any purpose or in any manner whatsoever, any Confidential Information of the Company, except as required to perform his duties and responsibilities as an Executive for the Company. Executive understands and agrees to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, e.g., restricting access by pass code, stamping hardcopies of customer lists “confidential,” and restricting access to the customer list to designated and appropriate personnel, and the like.

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(iii)       NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive acknowledges that the Company hereby designates Trade Secrets and Confidential Information to include, by way of illustration but not limitation, confidential customer and prospective customer lists, consultant, independent contractor, vendor or supplier lists; information provided to the Company by its customers or clients or prospective customers or clients, or its vendor or suppliers; customer preferences; client contacts; marketing plans, presentations and strategies; products; processes; designs; formulas; methods; clinical data; licenses; software; computer or electronic data disks or tapes; processes; research and plans for research; computer programs; methods of operations and costs data; contracts; personnel information; credit terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

(iv)       [DELIBERATELY OMITTED.]

(v)       Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(A)        The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(1)        is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

(2)        is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

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(B)        If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(1)        files any document containing trade secrets under seal; and

(2)        does not disclose trade secrets, except pursuant to court order.

(vi) Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency; provided, that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

(vii) Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(d)        Non-Competition. Executive acknowledges that the Company is engaged in the Company Business as defined herein. For the purposes of this Agreement, “Territory” means Alabama, Arkansas, Georgia, Kentucky, Mississippi, Missouri, Oklahoma, Tennessee, Texas, and such additional states in which the Company Business is primarily concentrated and focused upon. Executive’s duties and responsibilities are not limited to any particular area within the Territory but will be within and throughout the entire Territory, and rendered in connection with Company Business. Executive further acknowledges and agrees that because of his association with the Company and his access to Trade Secrets and confidential, proprietary information of the Company which relate to the Company Business as herein defined, Executive’s competition with the Company as or with a direct competitor in the same line of business as the Company would damage and impair the business of the Company. Therefore, during the term of his employment and for a period of one (1) year from the cessation of Executive’s employment with the Company for any reason, Executive shall not, for himself or on behalf of any other company, person, firm, partnership, association, corporation, business organization, entity or enterprise, perform duties which are substantially similar to the duties performed by Executive on behalf of the Company within the Territory:

i.	for any business engaged in the Company Business; or

ii.	any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive’s employment by the Company from the Effective Date through the end of the Executive’s employment; or

iii.	any type of business actively planned, during the Employment Term, to be conducted by the Company as reasonably evidenced by documentation such as the Board’s resolution of such plan at a meeting of the Board.

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Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation.  In addition, the provisions of this Section 7(d) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that is in a Company Business so long as the Executive and such subsidiary, division or unit does not engage in such Company Business.

(e)       Ownership of Work Product. For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by Executive, relating to the Company Business (including but not limited to the business of the Company), whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and Executive. All Work Product shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, without the need or requirement of any further documentation or consideration, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof, automatically assigns to the Company without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name patents, copyrights, trademarks, registrations and any other protection available in the Work Product. Executive agrees to perform, during and after his employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

(f)       Return of Company Property. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Executive or otherwise coming into Executive’s possession during his employment with the Company, whether maintained by Executive in the facilities of the Company, at Executive’s home, or at any other location, is, and shall remain, the exclusive property of the Company, and shall be promptly delivered to the Company by the Executive, with no copies or reproductions retained by Executive, in the event of Executive’s termination for any reason, or at any other time or times the Company may request. Upon termination of employment for any reason, Executive agrees to sign and deliver the “Termination Certification” attached hereto as Appendix B.

(g)       Reasonable Restrictions. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable proprietary assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict his ability to earn a livelihood. Executive also acknowledges and agrees that if his employment with the Company ends for any reason, Executive will be able to earn a livelihood without violating the restrictions contained in this Agreement and that Executive’s ability to earn a livelihood without violating said restrictions is an important reason in Executive choosing to sign this Agreement. Further, the existence of any claim or cause of action of the Executive against the Company, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of the Executive’s obligations under this Agreement.

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(h)       Separate Covenants. The provisions of this Section 7 shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision or provisions of this Agreement is or are unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and Executive that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive that are reasonable in light of the circumstances as they then exist and as are appropriate to assure the Company of the intended benefit of this Agreement, and such restrictions shall be interpreted, modified, and/or rewritten to include as much of the duration, scope, geographic area, or otherwise as will render such restrictions valid and enforceable under Arkansas law. Further, any period of restriction in this Section 7 shall be tolled and extended during (and shall be deemed automatically extended by) any period in which the Executive is in violation of this Section 7.

(i)       Cooperation. Following the effective date of Executive’s termination for any reason, upon reasonable request by the Company, the Executive shall cooperate with the Company with respect to any Company litigation or other dispute in which the Executive was involved or had knowledge during his employment with the Company. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as reasonable travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 7(i). The Company shall make its attorney available to advise the Executive or if, in the reasonable opinion of the Company’s attorney a conflict arises which would prevent the Company’s attorney from advising the Executive, the Company shall reimburse the Executive for his reasonable legal fees incurred in providing any cooperation at the Company’s request pursuant to this Section, provided that the Executive and the Company are not opposing parties in such litigation or other dispute.

(j)       Non-Disparagement. The Executive shall not directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Company, Colonial and/or the Parent Company, to any third parties, including but not limited to, their respective officers, directors, shareholders or employees in any forum or through any medium of communication (including contemporary communication channels such as use of social media platforms). Nothing in this Agreement will restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, nor preclude Executive or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

The Company shall, upon Executive’s request, direct its senior executive officers and directors to not, directly or indirectly, defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the Executive to any third parties. Nothing in this Agreement will restrict or impede the officers and directors, who have received such aforementioned direction, from exercising their protected rights to the extent that such rights cannot be waived by agreement, nor preclude them from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

8.                   Remedies. The Executive expressly agrees that the remedy at law for any breach of the provisions of Section 7 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Executive’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

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9.                   Termination upon Expiration of Employment Term; Termination for Cause; Termination for Good Reason.

(a)                Termination upon Expiration of Employment Term. Unless otherwise earlier terminated in accordance with Sections 9(b) (Cause), 9(c) (Good Reason), 10 (Without Cause), 11 (Death), 12 (Disability), or 13 (Change in Control) below, the Employment Term will expire at the end of the Initial Term or a Renewal Term, as applicable, pursuant to a written notice of non-renewal timely given by either party within the deadline set forth in Section 3 above.

If the Company provides a written notice of non-renewal pursuant to Section 3 above, the Executive shall be entitled to Termination Benefits (as defined in Section 10) upon expiration of such Employment Term. For clarity and the avoidance of doubt, the Company has the right to instruct the Executive that he not work actively for the Company during some or all of the 90 day non-renewal notice period set forth in Section 3 above, and any such instruction by the Company and related non-performance by the Executive will not be deemed a breach of this Agreement by either party nor grounds for Good Reason termination by the Executive.

(b)                Termination for Cause. The Employment Term may be terminated by the Company for cause (“Cause”) by written notice to the Executive. For purposes of this Agreement, “ Cause ” shall mean:

(i)	the Executive’s willful and repeated failure to perform Executive’s duties or to comply with any valid and legal directive of the Board, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such failures;

(ii)	the Executive’s willfully engaging in dishonesty, illegal conduct, or other bad faith conduct, which is, in each case, materially injurious to the Company, monetarily or otherwise;

(iii)	the Executive’s indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, embezzlement, or misappropriation;

(iv)	a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of the Company's written policies or codes of conduct that are generally applicable to the officers of the Company, including, but not limited to, policies related to discrimination or harassment, performance of illegal or unethical activities, or ethical misconduct, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such breach or violations;

(v)	The Executive’s breach of his fiduciary duty to the Company; or

(vi)	the Executive’s engagement in misconduct that brings or is reasonably likely to bring the Company into public disgrace, embarrassment, or disrepute, which is materially injurious to the Company, monetarily or otherwise, which, if curable, has not been cured by the Executive within fifteen (15) business days after the Executive’s receipt of notice to the Executive specifying the nature of such conduct.

Upon termination of the Employment Term for Cause under subsection (b) above, all of the Executive’s unvested shares of restricted stock awarded under the Incentive Plan and unvested stock options awarded under the Option Plan will be forfeited and the Executive will have no entitlement to severance payments.

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For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless Executive failed to act or not act (i) in good faith and (ii) in a manner the Executive reasonably believe to be in or not opposed to the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive's employment for Cause. Any such action by the Company by itself will not constitute Good Reason.

(c)                Termination for Good Reason. The Employment Term may be terminated by the Executive for Good Reason (as defined below) upon notice to the Company as provided herein. Such notice must be given by the Executive to the Company by no later than thirty (30) days after Executive’s initial knowledge by Executive of the existence of said Good Reason, and the notice must state the grounds for such termination for Good Reason. Upon the delivery of such notice, the Company shall have thirty (30) days to cure such Good Reason condition. If the Company fails to cure such condition, then the Executive’s employment shall terminate on the thirty first day after the delivery to the Company of Executive’s notice of termination for Good Reason.

For purposes of this Agreement, “Good Reason” means the occurrence (without the Executive’s prior written consent) of any one of the following acts by the Company, or failures to act by the Company to act:

(i)	the Executive no longer has the title of President and CEO of the Company;

(ii)	the Executive is no longer elected to the Board;

(iii)	a material diminution in the Executive’s authority, duties or responsibilities as President and CEO of the Company (except, and only to the extent of, a diminution in connection with a Disability, death, retirement or reasonable accommodation of a disability);

(iv)	a material diminution in the Executive’s Base Salary;

(v)	unless such reduction applies in a substantially equal percentage to all or substantially all senior officers of the Company, a reduction or discontinuation of any compensation plan in which the Executive participates which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, unless a financially comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or an adverse change in the Executive’s participation therein (or in such substitute or alternative plan) either in terms of the amount or timing of payment of benefits provided or the level of the Executive’s participation relative to other participants);

(vi)	a material reduction in the Executive’s duties or responsibilities that is inconsistent with the Executive’s role as the President and CEO of a public company; provided that a material reduction in the Executive’s duties and responsibilities shall be deemed to occur where the Executive does not report to the board of directors of the ultimate parent of the surviving entity following a Change in Control;

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(vii)	the required relocation of the Executive’s current principal place of employment by more than fifty (50) miles;

(viii)	the failure to grant to Executive the equity award agreements as provided in this Agreement; or

(ix)	any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

If the Company successfully cures the act or failure to act that remedies the Good Reason condition predicating the Executive’s notice to the Company pursuant to subsection (c) above within the thirty (30) day timeframe after the Executive delivery of such notice, then the Employment Term shall continue and the Executive shall not have the right to terminate for that specific Good Reason condition that previously existed; provided, however the right of the Executive hereunder to terminate the Employment Term for Good Reason shall continue for the remainder of the Employment Term.

For clarity and the avoidance of doubt, and notwithstanding anything in this Agreement that may be construed to the contrary, in the following circumstances the temporary replacement or change in duties alone shall not be deemed grounds for the Executive to resign with Good Reason as a result thereof: the Company temporarily replaces the Executive or transfers some or all of the Executive's duties or responsibilities to another individual (i) as a reasonable accommodation of a disability or (ii) for a condition which is, or is reasonably expected to become, a Disability (as defined below) or (iii) termination of Executive’s employment is being sought pursuant to Section 12 hereof.

If the Executive terminates his employment under this Section 9(c) for Good Reason, the Executive shall be entitled to the Termination Benefits described in Section 10 hereof.

10.               Termination Without Cause.

(a)                The Company shall have the right to terminate the Employment Term without Cause at any time. If the termination is effected by the Company other than as described in Sections 9(b) (Cause), 11 (Death), 12 (Disability) and 13 (Change in Control), then, under such circumstances and subject to the Executive’s continued compliance with the terms of this Agreement and the Executive’s execution, delivery and non-revocation of a release as discussed in Section 14 below, the Executive shall be entitled to receive the following (collectively, the “Termination Benefits”):

(i)                 equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal up to twenty-four (24) months (the “Severance Period”) of the Executive’s Base Salary based on the annual salary amount the year in which the Termination Date occurs, which payments shall begin within thirty (30) days following the Termination Date;

(ii)               all outstanding and unvested stock options granted to Executive under the Original Stock Option Award shall immediately vest in full as of the date of termination;

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(iii)             all outstanding and unvested shares granted to Executive under the Original Restricted Stock Award shall immediately vest in full as of the date of termination;

(iv)              any outstanding and unvested performance-vesting equity awards granted to Executive on or after the Effective Date (including the stock options granted pursuant to Section 4(c)(ii) hereof) shall be subject to pro rata vesting based on Executive’s duration of employment with the Company in relation to each equity award and, on that basis, become fully vested to the extent that the terms and performance conditions applicable to such award have been met on the date of termination of employment;

(v)                any outstanding and unvested time-vesting equity awards granted to Executive on or after the Effective Date (including the restricted shares granted pursuant to Section 4(c)(i) hereof) which are scheduled to vest less than twelve (12) months following the date of termination of employment shall vest in full on the date of termination; provided, that the restricted shares granted pursuant to Section 4(c)(i) shall immediately vest in full if the Executives employment is terminated pursuant to Sections 9(a), 9(c) or 10(a) on or prior to the second anniversary of the Effective Date; and

(vi)              insurance continuation through Company’s health insurance policies as available under COBRA, under the same employee contribution terms as when Executive was an active employee with the Company, or as otherwise required for all personnel under Company policy, for a period of time of the same duration as the Severance Period set forth in Section 10(a)(i) above. For purposes of clarity and the avoidance of confusion, the Company shall contribute to Executive’s COBRA in the same proportion as it contributes to all personnel, and Executive will be required to contribute his payments in the manner as required by Company’s group health insurance policies and by law.

11.               Death of the Executive. If the Executive dies during the Employment Term, the Employment Term shall terminate, and within sixty (60) days after death, or as soon thereafter as administratively practicable, the Company will pay to the Executive’s estate (i) the Executive’s Base Salary then in effect through the end of the calendar month in which such death occurs, and (ii) the pro rata portion of the Annual Bonus, if any, as determined by the Compensation Committee, through the date of death, based on the achievement of performance goals.  In addition, all outstanding and unvested stock options previously granted to the Executive by the Parent Company shall vest as described in Section 10, and all outstanding and unvested shares of restricted stock (if any) previously granted to the Executive by the Parent Company shall vest as described in Section 10.

12.               Termination Following Disability. For purposes of this Agreement, "Disabled” or “Disability" shall mean (i) Executive’s approval for long-term disability benefits under the Company’s long-term disability benefits plan, or (ii) if the Executive either participates in no such plan or does not apply for Long Term Disability coverage under such plan, the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with reasonable accommodation that can be provided without undue hardship, for an aggregate of one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any dispute as to whether the Executive is Disabled, and the date on which such incapacity commenced, shall be resolved by the parties with the assistance of a qualified independent physician who is selected and reasonably approved by the Company and the Executive, and who shall provide a written determination of whether it is highly improbable that Executive will be able to resume the essential functions of his duties in the relevant period. The Board may rely on such determination in concluding that the Executive is Disabled. If the Executive and the Company cannot agree on the selection of a qualified independent physician, each shall appoint a qualified independent physician and those two physicians shall select a third who shall make such determination.

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If the Executive becomes Disabled during the Employment Term as provided above, the Company may terminate the Employment Term, in which event (i) the Company will pay to the Executive, commencing within sixty (60) days after termination, an amount equal to twelve (12) months of the Executive’s Base Salary then in effect hereunder plus the pro rata portion of the Annual Bonus, if any, as determined by the Compensation Committee, through the date of disability, based on the achievement of performance goals, (ii) all outstanding and unvested stock options previously granted to the Executive by the Parent Company shall vest as described in Section 10, and (iii) all outstanding and unvested shares of restricted stock (if any) previously granted to the Executive by the Parent Company shall vest as described in Section 10. Disability insurance payments, if any, made to the Executive under the Company’s disability insurance policy, will be deducted from the amounts payable to the Executive hereunder. Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

13.               Change in Control of the Parent Company

(a)       Notwithstanding any other provision contained herein, if the Executive’s employment is terminated by the Executive for Good Reason (as defined in Section 9(c)) or by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be), other than for Cause (including, without limitation, written notice by the Company of its intent to terminate the Agreement upon expiration of the Employment Term pursuant to Section 3 hereof), in each case within six (6) months prior to or twenty-four (24) months following a Change in Control (as defined in Section 13(b) herein) of the Parent Company, then (i) the Company shall pay to the Executive within sixty (60) days after the Double-Trigger Event Date (as defined below in this Section 13(a)) a lump sum cash payment equal to twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Double-Trigger Event Date, plus the pro rata portion of the target discretionary Annual Bonus earned, if any, as determined by the Compensation Committee, through the Double-Trigger Event Date; and (ii) all outstanding and unvested equity awards previously granted to the Executive by the Parent Company shall immediately vest in full as of the Double-Trigger Event Date, without regard to the achievement of any applicable performance conditions (but still subject to the requirement of an executed release by the Executive as set forth in Section 14 below) (collectively, (i) and (ii) are referred to as the “Change in Control Payments”).

If the termination of the Executive’s employment, as contemplated by this Section 13, occurs prior to the Change in Control, then the Executive shall be treated for purposes of this Section 13 as being employed on the date the Change in Control becomes effective and the Executive’s Base Salary in effect immediately prior to such termination shall be deemed in effect, for purposes of this Section 13, immediately prior to the Change in Control. For purposes of this Section 13, the later of (i) the effective date of the Change in Control and (ii) the date Executive’s employment is terminated as contemplated in this Section 13(a) shall be referred to as the “Double-Trigger Event Date”.

(b)       For purposes of this Section 13, “Change in Control” of the Parent Company shall mean:

(i)       Change in Ownership. The acquisition by an individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (including any Treasury regulations thereunder, the “Code”)) (a “Person”) of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company. However, if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company ). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

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(ii)       Change in Effective Control. (A) The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

A change in effective control shall be deemed to have occurred in any transaction in which either the Parent Company or the other entity involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a “Change in Ownership” of the Parent Company within the meaning of paragraph (i) above); or

(iii)       Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of assets of the Parent Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to have occurred in the event of a transfer to a related person or as described in Section 409A of the Code.

The definition of Change in Control in this Subsection 13(b), and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Section 409A of the Code, meaning that no additional income tax is imposed on the Executive pursuant to Section 409A(1)(a) of the Code.

(c)       The Change in Control Payments shall be in addition to any other rights and benefits for which the Executive is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or employees of the Company, except that (i) the Executive shall not be entitled to any additional payments or benefits under Section 9 or Section 10 hereof, and (ii) to the extent the Executive has received any payments or benefits under Section 9 or Section 10 hereof prior to the Double Trigger Event, the Executive shall be entitled only to such Change in Control Payments as are not duplicative of the payments and benefits received under Section 9 or Section 10.

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14.               Release. Notwithstanding anything in this Agreement that may be construed to the contrary, the Executive shall not receive any of the payments or accelerated vesting described in Sections 9, 10, and 13 above unless, within sixty (60) days following the expiration or termination of the Employment Term or the Double Trigger Event Date, as applicable, the Executive delivers to the Company an executed release, which shall be substantially in the form attached hereto as Appendix C (with such changes or additions as needed under then applicable law to give effect to its intent and purpose) (the “Release”), and does not exercise his revocation right within the revocation period set forth in such Release. None of the aforementioned payments shall be paid until the Release has been signed and becomes effective, and any such payments that would otherwise be payable during such sixty-day period prior to the date the Release becomes effective shall be accumulated and paid to the Executive on the first payroll date following the date the Release becomes effective, without interest; provided, however, that if such sixty-day period begins in one calendar year and ends in a second calendar year, the payments shall be accumulated, without interest, and paid to the Executive on the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

15.               Definition of Termination of Employment. “Termination of Employment” as used in this Agreement shall have the same meaning as set out in, and shall occur on the date determined in accordance with, Section 1.409A-1(h) of the regulations promulgated under Section 409A of the Code, and references to termination of “Employment Term,” as used in this Agreement, are understood to refer to “Termination of Employment.”

16.               Specified Employee Delay. If the Executive is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments (including installments and insurance premiums and contributions) which (a) constitute a “deferral of compensation” under Section 409A of the Code, (b) become payable as a result of the Executive’s termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Section 409A of the Code) after termination of employment shall be delayed and all such delayed payments (or delayed installments, premiums or contributions) shall be paid to the Executive in full in the seventh (7th) month after the date of termination and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, the Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Company for such amounts in the seventh (7th) month as described above. This Section shall not apply to payments made as a result of a termination of employment that is the result of the Executive’s death.

17.               [DELIBERATELY OMITTED].

18.               Notices. All notices, demands, requests and releases which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient, with a signed receipt; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given, with a signed receipt; or (d) deposited into the custody of a nationally recognized overnight express delivery service such as FedEx Corporation, DHL, or United Parcel Service, Inc., addressed to such party at the address specified below; and, with a copy sent by email to the notice Parties set forth immediately below. Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the Parties for all notices are as follows (unless subsequently changed by similar notice in writing given by the particular person whose address is to be changed):

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If to the Executive, to:

Mr. Douglas Campbell, at the last known address in the Company’s personnel records, with a copy to his email address: Dougnosser@hotmail.com

If to the Company, to:

America’s Car Mart, Inc., Attention: Secretary

1805 N 2nd St, Suite 401

Rogers, Arkansas 72756

Fax #479-273-7556

- with a copy to brett.papasan@car-mart.com

- and a copy to colegal@car-mart.com

- and a copy to Attention: Legal Department

America’s Car Mart, Inc.

1805 N 2nd St, Suite 401

Rogers, Arkansas 72756

Fax #479-271-0796

Any party hereto may designate a different address by written notice given to the other Parties.

19.               Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of Arkansas, without reference to principles of conflict of laws.

20.               Mandatory Arbitration.

(a)                Any disagreement between the Executive and the Company concerning anything covered by this Agreement or concerning other terms or conditions of the Executive’s employment or the termination of the Executive’s employment will be resolved by final and binding arbitration pursuant to the below, except for claims as to which then-applicable law prohibits mandatory arbitration. The decision of the arbitrator will be final and binding on both the Executive and the Company and may be enforced in a court of appropriate jurisdiction.

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(b)                Except as provided in Section 8 or Section 20(a) above, if any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion or voluntary mediation between the Parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before a single arbitrator experienced in employment law. Any arbitration hereunder shall be conducted in accordance with the JAMS Mediation, Arbitration and ADR Services (“JAMS”) Employment Arbitration Rules and Procedures in effect at the time of the arbitration (the “JAMS Rules”) and the law applicable to the claim(s) asserted therein. The Parties shall have fifteen (15) calendar days after JAMS’s commencement of administration to agree on the selection of an arbitrator from the JAMS roster. If the Parties are unable to agree on an arbitrator in such time, JAMS will appoint an arbitrator. The Parties agree that this agreement to arbitrate covers claims that the Company may have against Executive, or that Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, including but not limited to any aspect of Executive's compensation, employment, or termination, The Parties further agree that arbitration as provided for in this Section 20 is the exclusive and binding remedy for any such dispute and will be used instead of any court action, and the Parties hereby expressly waive any rights to litigate claims covered by this agreement to arbitrate in a court or other venue, except for (i) the claims excepted under Section 20(a); (ii) a request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law; (iii) breaches by Executive of Executive's obligations under Section 7 hereof; or (iv) an administrative claim with an administrative agency. The Parties agree that the arbitrator shall have the authority to and shall determine all gateway issues related to any dispute submitted to arbitration hereunder, including but not limited to the jurisdiction of the arbitrator, the arbitrability of any dispute (including the scope, validity, or enforceability of this agreement to arbitrate), and the proper or permissible parties to any such arbitration. Discovery must be allowed and conducted pursuant to the then applicable JAMS Rules, provided that the parties will be entitled to discovery sufficient to adequately arbitrate their claims and defenses (such as having more than one deposition per party). The arbitrator is authorized to rule on discovery motions brought under the applicable discovery rules. The Parties further agree that the arbitrator shall be empowered to award damages and/or equitable relief, as appropriate. Any arbitration provided for herein shall be conducted in or around Rogers, Arkansas, unless otherwise mutually agreed. The arbitrator must issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the costs of Executive's representation in the arbitration (including but not limited to the fees and costs of Executive's attorneys, advisors, experts, and other service providers), unless such cost is awarded in accordance with law or otherwise awarded by the arbitrator. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in the arbitrator's sole discretion; provided that, where the prevailing party is the Company, the percentage of fees so awarded shall not exceed 1% of the net worth of Executive. Judgment upon any resulting arbitration award may be entered in any federal or state court of competent jurisdiction. Neither a party nor the arbitrator may disclose the existence, content, or outcome of any arbitration hereunder without the prior written consent of all Parties to the arbitration, except as may be required by law, including for purposes of entering judgment upon or enforcing the arbitrator's award.

21.               Compliance with Section 409A. The payments due under this Agreement are intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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22.               Section 280G.

(a)       In the event that the total amount of payments to be received by the Executive, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 22(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Executive pursuant to this Agreement or otherwise shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Executive would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

(b)       The accounting firm engaged by the Company for general audit purposes (the “Audit Firm”) shall perform any calculations necessary in connection with this Section 22; provided that, if for any reason the Audit Firm is unable to, or declines to, perform such calculations, the Company shall engage such other accounting firm as the Audit Firm shall recommend in writing to the Company to perform such calculations (the Audit Firm or such other accounting firm, as applicable, being hereinafter referred to as the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations under this Section 22 shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a payment contingent on a Change in Control is triggered (if requested at that time by Executive or the Company) or such other time as requested by the Executive or the Company.  If the Accounting Firm determines that no Excise Tax is payable with respect to such payments, it shall furnish the Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payments.  If a reduction in payments or benefits constituting “parachute payments” (as defined in Section 280G(b)(2) of the Code) is required by Section 22(a), the reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Section 409A of the Code): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

23.               Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company; and in the latter event, such assignment shall not relieve the Company of its obligations hereunder.

24.               Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, beneficiaries and legal representatives and the Company, its parent, subsidiaries, affiliates, successors and assigns.

25.               Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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26.               Entire Agreement; Modification. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the Parties hereto. This Agreement supersedes and replaces any and all prior employment agreements between the Company and the Executive, all of which are hereby terminated and declared null and void; provided, however, this Agreement shall not affect, in any manner, previously awarded restricted stock or stock options, which awards shall remain in full force and effect in accordance with the terms of such previous awards.

27.               Duration. Notwithstanding the termination of the Employment Term and of the Executive’s employment by the Company, this Agreement shall continue to bind the Parties for so long as any obligations remain under this Agreement, and, in particular, the Executive and the Company shall continue to be bound by the terms of Section 7.

28.               Waiver. No waiver by the Company of any breach by the Executive of this Agreement shall be construed to be a waiver as to succeeding breaches.

29.               Enforceability. The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law. The Parties understand, acknowledge and agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and that the Agreement will be amended to delete or modify, as necessary, any invalid or unenforceable parts, terms or provisions to the extent necessary to give effect to the original intent of the Parties as closely as possible and to allow for enforcement.

30.               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

(Signature Page to Employment Agreement of Douglas Campbell)

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APPENDIX A

Expected duties to be performed by the Executive personally, or through subordinate managers and personnel, include but are not limited to the following:

•	Manages the day-to-day operations of the Company, subject to the oversight powers and responsibilities of the Company Board of Directors.
•	Works with the Board in setting the short-term and long-term strategic directions and goals of the Company, including any major plans and transactions.
•	Reviews the operating results of the Company at regular intervals, compares them to established objectives, and makes decisions related to any such comparative results.
•	Oversees Company staffing model.
•	Oversees negotiations pertaining to major transactions.
•	Oversees Company real estate and infrastructure.
•	Leads the Company by example.
•	Communicate on a regular basis with key Company managers and other Company personnel as Executive deems necessary.
•	Communicates with major customers and major and active shareholders of the Company as Executive deems necessary.
•	Interacts with media for public relations for the Company as Executive deems necessary or as directly instructed in writing by the Board.
•	Report to the Board at Board meetings or as requested by the Board.

APPENDIX B

TERMINATION CERTIFICATION

The undersigned Executive certifies that he does not possess and has not failed to return any property belonging to AMERICA’S CAR MART, INC., Colonial, and/or the Parent Company, its or their parents, subsidiaries, affiliates, successors or assigns (together for purposes of this Termination Certification, the “Company”) or its or their customers, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Executive or otherwise coming into Executive’s possession, whether maintained by Executive in the facilities of the Company, at Executive’s home, or at any other location.

Executive further certifies that, except as otherwise agreed in writing between the Company and the Executive, he will comply with all the covenants and restrictions contained in Section 7 of his Amended and Restated Employment Agreement with the Company dated ___________, 20__.

Date:

____________________________________

Executive

Name and Signature

APPENDIX C

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into as of [•] by and between AMERICA’S CAR MART, INC., an Arkansas corporation “Company”), a Delaware corporation, and Douglas Campbell (the “Executive”) (the Company and the Executive each a “Party” and collectively the “Parties”). Capitalized terms used and not defined herein have the meanings given to them in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive entered into an Employment Agreement (the “Employment Agreement”), with an effective date of October 1, 2023;

WHEREAS, pursuant to the Employment Agreement, the Executive agreed that in order to be eligible to receive certain severance payments and/or benefits under the Employment Agreement, and in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must execute a release;

NOW, THEREFORE, in connection with the consideration paid to the Executive under the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     General Release. By executing this Release Agreement, the Executive, for the Executive’s self, and for Executive’s heirs, assigns, executors and administrators (collectively, the “Releasors”), hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and each of its and their respective members, managers, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and investors (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that the Executive ever had, may have had, now has, or that the Releasors hereinafter can, shall or may have, in each case whether known or unknown, asserted or unasserted, suspected or unsuspected, including but not limited to those resulting from or related to the Executive’s employment with, or provision of services to, the Company, the termination of that employment or service relationship, or under any other contract, including but not limited to claims for severance or other benefits under any and all employment agreements with the Company, or any act or omission which has occurred at any time up to and including the date of the Executive’s execution of this Release Agreement (all of the forgoing, collectively, the “Released Claims”).

(a)     Released Claims. Except as otherwise provided in this Release Agreement, the Released Claims include but are not limited to: claims for monetary damages; claims related to the Executive’s employment with, or provision of services to, the Company or any affiliate thereof; the termination of any of the foregoing; claims related to or arising out of any contract with the Company, including any and all offer letters, employment agreements or other employment documents with the Company; claims to severance or similar benefits; claims to expenses, attorneys’ fees or other indemnities; claims based on any actions or failures to act that occurred on or before the date of this Release Agreement; and claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by the Executive or by any person claiming to act on the Executive’s behalf or in the Executive’s interest. The Executive understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. The Executive hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following:

(i)     antidiscrimination, antiharassment and antiretaliation laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (“ADEA”); and the Arkansas Civil Rights Act. This general release does not apply to claims that cannot be waived or released by law.; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship;

(ii)     other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state laws (known as WARN laws, which require advance notice of certain workforce reductions); the Executive Retirement Income Security Act of 1974 (which, among other things, protects the Executive benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the Arkansas Equal Pay Law; the U.S. Patriot Act, the Sarbanes-Oxley Act, the Dodd-Frank Act; and any other federal, state, or local statute, regulation, constitution, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment; and

(iii)     other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury, emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment.

(b)     Participation in Agency Proceedings. Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Release Agreement or any other agreement that the Executive may have with the Company or its affiliates restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, or from filing a claim or charge with, or assisting in an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities Exchange Commission, the federal Office of Occupational Health, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other similar federal, state or local agency (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of applicable state or federal law or regulation, and the Executive does not need the Company’s prior authorization to do so. Notwithstanding the foregoing, in making any such disclosures or communications, the Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any party other than the applicable Government Agency or Government Agencies. Further, by entering into this Release Agreement, the Executive understands and agrees that the Executive is waiving any and all rights to recover any monetary relief or other personal relief against the Releasees as a result of any proceeding with or before any Government Agency, although this Release Agreement does not limit the Executive’s right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a Government Agency.

(c)     Claims Not Released. The Released Claims do not include claims by the Executive for: (i) breach of this Release Agreement; (ii) worker’s compensation benefits; (iii) state disability compensation; (iv)  severance payments and benefits payable pursuant to Sections 9 and 10 of the Employment Agreement; (v) indemnification and coverage under any applicable governing document or applicable insurance policy relating to the Company or its affiliates; (vi) reimbursement of unreimbursed business expenses properly incurred prior to the Executive’s termination of employment for which reimbursement is then due and payable to Executive in accordance with Company policy; (vii) rights pursuant to outstanding equity and equity-linked awards; and (viii) any other rights that cannot by law be released by agreement, including any right to vested benefits, to the extent that any such right exists.

(d)     No Existing Claims or Assignment of Claims. The Executive represents and warrants that the Executive has not previously filed or joined in any Released Claims and that the Executive has not given or sold any portion of any Released Claims to anyone else.

2.     Acknowledgement of Legal Effect of Release. BY SIGNING THIS RELEASE AGREEMENT, THE EXECUTIVE UNDERSTANDS THAT THE EXECUTIVE IS WAIVING ALL RIGHTS THE EXECUTIVE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING BUT NOT LIMITED TO CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO THE EXECUTIVE’S EMPLOYMENT BY, OR PROVISION OF SERVICES TO, THE COMPANY OR ANY RELEASEE, OR THE TERMINATION THEREOF, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE AGREEMENT. THE EXECUTIVE FURTHER UNDERSTANDS THAT BY SIGNING THIS RELEASE AGREEMENT, THE EXECUTIVE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

3.     Continuing Obligations. Following the Executive’s termination of employment with the Company, the Executive acknowledges and agrees that the Executive will continue to be bound by the post-termination provisions of the Employment Agreement, including without limitation Sections 7 and 8 of the Employment Agreement, which are incorporated by reference into this Release Agreement and made a part hereof.

4.     Governing Law. This Release Agreement shall be governed by the laws of the State of Arkansas.

5.     Counterparts. This Release Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.     Severability. In the event that any provision or portion of this Release Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7.     Binding Agreement; Assignment. This Release Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Release Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment. The Executive may not assign this Release Agreement or any part hereof without the prior written consent of the Company.

8.     Waiver of Age Discrimination Claims and Claims under ADEA; Acknowledgment/Time Periods. With respect to the release contained in Section 1, the Executive agrees and understands that by signing this Release Agreement, the Executive is specifically releasing all claims the Executive may have against Releasees, including all claims for age discrimination under the ADEA or similar state and local anti-discrimination laws. The Executive acknowledges that the Executive is fully competent to enter into this Release Agreement, acknowledges that the Executive has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

(a)     Consideration Period. The Executive is hereby notified that the Executive will be given twenty-one (21) days from the Executive’s receipt of this Release Agreement to consider this Release Agreement and that the release contained in this Release Agreement includes a waiver of all rights and claims the Executive have under the ADEA. The Executive acknowledges that the Executive has been advised in writing and afforded the opportunity to review this Agreement with a competent, independent attorney of the Executive’s choice, at the Executive’s own expense, regarding the legal effect of this Release Agreement before signing it. The Executive is further notified that the countersigned copy of this Release Agreement shall be returned to [EMAIL], so that it is received on or before the end of this period. The Executive must countersign and return this Release Agreement no later than [●]. The Executive agrees that any change to the release contained in Section 1, whether material or immaterial, will not restart the twenty-one (21) day review period.

(b)     Revocation Period. It is agreed and understood that the Executive will have a period of seven (7) days following the Executive’s execution of this Release Agreement in which to revoke the Executive’s release of ADEA claims, and that such revocation will be effective only if received in writing to [EMAIL], on or before the expiration of this seven (7) day period. This Release Agreement shall become effective upon the expiration of the seven (7) day revocation period, provided the Executive does not revoke the Executive’s consent within such period (“Effective Date”). In the event that the Executive exercises the Executive’s revocation right pursuant to this paragraph, the Company shall have the option, in its sole discretion, to treat this entire Release Agreement as null and void. Any payments or benefits due to the Executive as a result of the termination of the Executive’s employment under the Employment Agreement shall not be made or begin before the Effective Date.